As filed with the Securities and Exchange Commission on August 28, 2026.

Registration No. 333-297305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

China SXT Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

178 Taidong Rd North, Taizhou

Jiangsu, China

+86- 523-86298290

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, and telephone number of agent for service)

Copies of Correspondence to:

Lawrence S. Venick, Esq.

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Suite 2200

Los Angeles, CA 90067

Telephone: +1 310-728-5129

Facsimile: +1.310-282-2200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 3, 2026, China SXT Pharmaceuticals Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investor (the “Investor”) for the issuance and sale of one or more pre-paid purchases at an aggregate principal amount of up to $31,500,000 (before an original issue discount of $1,500,000) for the purchase of the Company’s Class A ordinary shares, no par value (the “Class A Ordinary Shares”), at a designated purchase price not less than a floor price of $0.20 per share (the “Floor Price”).

On August 10, 2026, the Company effected a 1-for-80 share consolidation of its Class A Ordinary Shares (the “Share Consolidation”), which adjusted the Floor Price from $0.20 to $16.00 per share pursuant to Section 3.3 of the Securities Purchase Agreement.

On August 27, 2026, the Company and the Selling Shareholder entered into Amendment No.1 to the Securities Purchase Agreement, to amend the Floor Price to $0.20 (the “Amendment”). As a result of the Amendment, the number of shares being registered for resale was adjusted to 157,500,000 Class A Ordinary Shares.

The information in this prospectus is not complete and may be changed. The selling shareholder cannot sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.

Subject to Completion, Dated August 28, 2026

PROSPECTUS

China SXT Pharmaceuticals, Inc.

157,500,000 Class A Ordinary Shares

This prospectus relates to the resale by Smart Mart Limited (the “Selling Shareholder”), from time to time, of up to an aggregate of 157,500,000 Class A ordinary shares with no par value per share (the “Class A Ordinary Shares”), of China SXT Pharmaceuticals, Inc. (“China SXT,” collectively with its consolidated subsidiaries, the “Company,” “we,” “us,” “our” or similar terminology), potentially issuable to the Selling Shareholder in satisfaction of pre-paid purchase balances outstanding from time to time pursuant to a Securities Purchase Agreement, dated as of July 3, 2026 (the “Securities Purchase Agreement”), by and between the Company and the Selling Shareholder, subject to a beneficial ownership limitation equal to 9.99% of the Class A Ordinary Shares outstanding from time to time. The offer and sale of these securities (the “Offering”) was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration under Regulation D, promulgated thereunder, and we did not engage in any general solicitation in connection with such Offering.

Under the Securities Purchase Agreement, we may issue and sell one or more pre-paid purchases (each, a “Pre-Paid Purchase”), in the aggregate principal amount of up to $31,500,000, before deducting an original issue discount (the “OID”) of $1,500,000. Upon the terms and subject to the conditions of each Pre-Paid Purchase, the Selling Shareholder, at its sole discretion, has the right, but not the obligation, to take delivery of Class A Ordinary Shares from us, and we will issue to the Selling Shareholder, Class A Ordinary Shares in satisfaction of all or a portion of the outstanding balance of such Pre-Paid Purchase, but not exceeding the outstanding balance of such Pre-Paid Purchase (the “Purchase Shares”). Following the funding of each Pre-Paid Purchase, the Selling Shareholder has the right, but not the obligation, to convert the Pre-Paid Purchase into the Purchase Shares not exceeding (i) the outstanding balance of the funded amount, and (ii) 9.99% beneficial ownership of the Company’s outstanding Class A Ordinary Shares. The purchase price of the Class A Ordinary Shares will be the lower of: (a) the market closing price of the Class A Ordinary Shares on the Nasdaq Capital Market on the date of signing the Securities Purchase Agreement, multiplied by 50%, and (b) the lowest market closing price of the Class A Ordinary Shares on the Nasdaq Capital Market during the one hundred and eighty (180) trading days immediately preceding the date of the applicable purchase notice date, multiplied by 50%, in each case rounded down to the nearest two (2) decimal places and subject to adjustment in the event of a stock split, stock dividend, recapitalization, or similar transaction, but not less than the floor price of $0.20 (the “Floor Price”).

Any delivery of the 157,500,000 Purchase Shares (representing the quotient of the $31,500,000 aggregate principal amount divided by the $0.20 Floor Price) registered for resale pursuant to the registration statement of which this prospectus is a part will reduce the outstanding balance of any Pre-Paid Purchase at a rate that will depend upon the timing of a delivery request by the Selling Shareholder and will fluctuate based on the trading price of our Class A Ordinary Shares. The number of Class A Ordinary Shares that may actually be acquired by the Selling Shareholder pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitations specified above. With respect to the Purchase Shares, the Selling Shareholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

The Securities Purchase Agreement provides for a commitment period (the “Commitment Period”) beginning on the initial closing date and ending on the earlier of: (i) the date that is two (2) years from the initial closing date, (ii) the date the Company has received aggregate purchase proceeds of $30,000,000 from the sale of Pre-Paid Purchases under the agreement, and (iii) termination of the Securities Purchase Agreement. The Commitment Period will automatically terminate immediately prior to the consummation of any Change of Control (as defined in the Securities Purchase Agreement) for which a definitive agreement is entered into after the initial closing date, unless the Company waives this condition. Termination of the Commitment Period does not affect the Company’s obligations with respect to Pre-Paid Purchases issued prior to such termination.

The Selling Shareholder’s obligation to purchase Pre-Paid Purchases from the Company is subject to the satisfaction of certain conditions precedent as of each request date and each Pre-Paid Purchase closing date, which conditions may be waived by the Selling Shareholder in its sole discretion. These conditions include, among others: (i) accuracy of the Company’s representations and warranties in all material respects; (ii) the Company’s compliance in all material respects with all covenants, agreements and conditions under the Securities Purchase Agreement; (iii) the absence of any event that would constitute an Event of Default (as defined below); (iv) the effectiveness of the registration statement and the availability of any required prospectus supplement; (v) the listing of the Class A Ordinary Shares on Nasdaq without suspension; (vi) the absence of any Material Outside Event (as defined in the Securities Purchase Agreement); and (vii) delivery by the Company of customary closing documents, including an officer’s certificate and legal opinions.

The Company’s obligation to issue and sell the initial Pre-Paid Purchase to the Selling Shareholder at the closing is subject to the satisfaction of certain conditions, including execution and delivery by the Selling Shareholder of the Securities Purchase Agreement and the initial Pre-Paid Purchase.

Each Pre-Paid Purchase contains customary events of default, including: (a) failure by the Company to pay any amount when due; (b) failure by the Company to deliver Purchase Shares in accordance with the terms of the Pre-Paid Purchase; (c) material breach by the Company of any covenant, agreement or obligation that remains uncured for five (5) trading days after written notice; (d) any representation or warranty made by the Company being false or misleading in any material respect when made; (e) the Company’s insolvency or bankruptcy; (f) the occurrence of a Fundamental Transaction (as defined in the Pre-Paid Purchase) without the Selling Shareholder’s prior written consent, unless all outstanding Pre-Paid Purchases are repaid in full upon consummation; and (g) suspension of trading in the Class A Ordinary Shares from the principal market for more than five (5) consecutive trading days.

Upon the occurrence and during the continuance of an Event of Default, the Selling Shareholder may accelerate the Pre-Paid Purchase by written notice to the Company, whereupon the outstanding balance shall become immediately due and payable in cash at the Mandatory Default Amount (which equals the outstanding balance multiplied by 110%). During the continuance of an Event of Default, interest shall accrue on the outstanding balance at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law.

Under the Securities Purchase Agreement, the Company is required to file a registration statement on Form F-3 (or prospectus supplement, as applicable) to register the Purchase Shares for resale. The Company must use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness throughout the Commitment Period. The Company must also use commercially reasonable efforts to register and qualify the Class A Ordinary Shares under applicable state “blue sky” laws as reasonably requested by the Selling Shareholder.

The Company may prepay all or any portion of the outstanding balance of any Pre-Paid Purchase (less any portion for which the Company has received a purchase notice where the applicable Purchase Shares have not yet been delivered) with three (3) trading days’ prior written notice. If the Company elects to prepay, it must pay an amount in cash equal to 120% of the portion of the outstanding balance being prepaid. The Company will lose its prepayment right if an Event of Default occurs or if the Company fails to complete a prepayment on the date specified in its prepayment notice.

So long as no Pre-Paid Purchases are outstanding and the Selling Shareholder owns no Purchase Shares, the Company has the right to terminate the Securities Purchase Agreement upon five (5) days’ prior written notice to the Selling Shareholder.

The Securities Purchase Agreement contains customary mutual indemnification provisions. The Company has agreed to indemnify and hold harmless the Selling Shareholder and its affiliates from and against any losses arising out of or relating to (a) any untrue statement or omission of a material fact in the registration statement, prospectus supplement or related documents (except to the extent based on information provided by the Selling Shareholder), (b) any material breach of the Company’s representations, warranties or covenants, or (c) any material breach of the Company’s obligations under the agreement. The Selling Shareholder has agreed to indemnify and hold harmless the Company from and against any losses arising from written information furnished by the Selling Shareholder for inclusion in the registration documents, or from breaches of the Selling Shareholder’s representations, warranties or covenants.

The Selling Shareholder will receive all of the net proceeds from the sale of the Class A Ordinary Shares offered hereby. The Selling Shareholder may resell the Class A Ordinary Shares offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of these shares by the Selling Shareholder, but we will bear all costs, fees and expenses in connection with the registration of the Class A Ordinary Shares offered by the Selling Shareholder. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale of the Class A Ordinary Shares offered for resale through this prospectus.

The Selling Shareholder will determine where it may sell the shares through public or private transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the Selling Shareholder and the times and manner in which it may offer or sell Class A Ordinary Shares, see “Selling Shareholder” and “Plan of Distribution.” Our Class A Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SXTC.”

We are a holding company incorporated in the British Virgin Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in China and the VIE in China. For accounting purposes, we are deemed as the primary beneficiary of the VIE pursuant to the certain contractual arrangements (the “VIE Agreements”), and can consolidate the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”), and the structure involves unique risks to investors. Our shareholders hold equity interest in China SXT Pharmaceuticals, Inc., the offshore holding company in the British Virgin Islands, instead of equity interest in our subsidiaries or the VIE in China, The VIE structure provides contractual exposure to foreign investment in China-based companies. Chinese law, however, does not prohibit direct foreign investment in the VIE. See “Item 3. Key Information-D. Risk Factors-Risks Related to Our Corporate Structure” and “Item 3. Key Information-D. Risk Factors-Risks Related to Doing Business in China” in our most recent annual report on Form 20-F, filed on July 1, 2026 (the “2026 Annual Report”).

Because we do not directly hold equity interests in the VIE, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Item 3. Key Information-D. Risk Factors-Risks Related to Our Corporate Structure” and “Item 3. Key Information-D. Risk Factors-Risks Related to Doing Business in China” in our 2026 Annual Report.

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, our Company, the subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this prospectus, there are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and our ability to continue our listing on an U.S. exchange.

Our Class A Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor. On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act prohibiting an issuer’s securities from being traded on a national exchange if the PCAOB is unable to inspect the issuer’s auditors for three consecutive years. Pursuant to the Holding Foreign Companies Accountable Act, (the “HFCAA”), if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act (the “Accelerating HFCAA”), which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor. Our  auditor, Enrome LLP, is headquartered in Singapore, not mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Therefore, our auditor was not subject to the determinations announced by the PCAOB on December 16, 2021, and it is currently subject to the PCAOB inspections. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. The PCAOB is required to reassess these determinations annually. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of Enrome LLP to fully cooperate with the PCAOB’s request for audit work papers without the approval of the Chinese authorities. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. See “Item 3. Key Information-D. Risk Factors-Risks Related to Doing Business in China” in our 2026 Annual Report.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2026.

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” Neither we nor the Selling Shareholder have authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus, including in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that has been incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

In this prospectus, unless otherwise indicated or the context implies otherwise:

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“SXT HK” is to China SXT Group, Limited, a Hong Kong limited liability company organized under the laws of Hong Kong;

●	“shares” or “Shares” are to the Class A Ordinary Shares and Class B Ordinary Shares of China SXT Pharmaceuticals, Inc., no par value each;

●	“Suxuangtang”(苏轩堂), is the TCM brand which is also a registered trademark in China owned by Taizhou Suxuantang.

●	“Taizhou Suxuantang” is to Jiangsu Suxuantang Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the PRC.

●	“TCM” means Traditional Chinese Medicine, a style of traditional medicine built on a foundation of more than 2,500 years of Chinese medical practice that includes various forms of herbal medicine, acupuncture, massage (tui na), exercise (qigong), and dietary therapy.

●	“TCMP” means Traditional Chinese Medicine Pieces, a type of TCM that has been processed to be ready for use.

●	“we”, “us” or the “Company” is to China SXT Pharmaceuticals, Inc., and its affiliated entities; and

●	“WFOE” is to Beijing Suxuantang Biotechnology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly-owned by SXT HK.

Our business is conducted by our VIE entity-in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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OUR BUSINESS

History and Development of the Company

We were incorporated in the British Virgin Islands on July 4, 2017. Our wholly owned subsidiary China SXT Group Limited (“SXT HK”) was incorporated in Hong Kong on July 21, 2017. China SXT Group Limited in turn holds all the capital stocks of Beijing Suxuantang Biotechnology Co. Ltd. (“WFOE”), a wholly foreign owned enterprise incorporated in China on October 13, 2017. WFOE controls Jiangsu Taizhou Suxuantang Pharmaceutical Co., Ltd. (“Taizhou Suxuantang”) through a series of VIE agreements. See” Business — Contractual Agreements with WFOE and Taizhou Suxuantang.”

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in technology development, provision of technology service, technology consulting; development of computer software and hardware, computer network technology, game software; provision of enterprise management and related consulting service, human resource consulting service and intellectual property consulting service. Since the sole business of WFOE is to provide Taizhou Suxuantang with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a service fee approximately equal to the net income of Taizhou Suxuantang, such business scope is necessary and appropriate under PRC laws.

China SXT Pharmaceuticals, Inc. is a holding company with no business operation other than holding the shares in SXT HK; SXT HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of Taizhou Suxuantang. Taizhou Suxuantang has become principally engaged in offering Advanced TCMP products since March, 2015. Before 2015, Taizhou Suxuantang specialized in manufacturing and selling Regular and Fine TCMP products.

On January 3, 2019, our Class A Ordinary Shares commenced trading on the Nasdaq Capital Market under the symbol of “SXTC.”

On July 28, 2025, the Company held a special meeting of shareholders (the “Meeting”) at 9 a.m., EST, at 178 Taidong Road North Taizhou, Jiangsu, People’s Republic of China. It was approved to change the Company’s authorized shares to comprise of a dual class of shares through (i) creating a new class of shares comprising an unlimited number of Class B Ordinary Shares (the “Creation of New Class”) which entitle the holder to fifty (50) votes per Class B Ordinary Share on any resolution of shareholders; (ii) re-designating an aggregate of then issued 532 Ordinary Shares held by Feng Zhou Management Limited into 532 Class B Ordinary Shares; (iii) re-designating the remaining then issued 116,027,226 Ordinary Shares as 116,027,226 Class A Ordinary Shares with no par value each; (iv) other consequential updates including the rights of Class B Ordinary Shares, in the form of the amended and restated memorandum and articles of association (the “New Amended MAA”); and (v) adopting the New Amended MAA as the memorandum and articles of association of the Company, to the exclusion of the existing amended and restated memorandum and articles of association, where the New Amended MAA has become effective upon filing by the Company with the Registry of Corporate Affairs of the British Virgin Islands.

On February 3, 2026, the Company effected a share consolidation of its Class A Ordinary Shares and Class B Ordinary Shares at a ratio of 1-for-150. As a result of the share consolidation, every 150 shares (or part thereof) were combined into one (1) share, with fractional shares rounded up to the next whole share.

On August 10, 2026, the Company further effected a share consolidation of its Class A Ordinary Shares and Class B Ordinary Shares at a ratio of 1-for-80. As a result of the share consolidation, every 80 shares (or part thereof) were combined into one (1) share, with fractional shares rounded up to the next whole share. and approximately 1,321,301 Class A Ordinary Shares have been issued and outstanding after the share consolidation. The Company is authorized to issue unlimited ordinary shares consisting of Class A Ordinary Shares, no par value per share, and Class B Ordinary Shares, no par value per share. All outstanding stock options, warrants and other rights to purchase the Company’s Class A Ordinary Shares have been adjusted proportionately as a result of the share consolidation.

Business Overview

We are an offshore holding company conducting all of our business through our subsidiaries and variable interest entity, Taizhou Suxuantang in China. Neither we nor our subsidiaries own any share in Taizhou Suxuantang. Instead, WFOE, Taizhou Suxuantang and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, pursuant to which, we are regarded as the primary beneficiary of Taizhou Suxuantang for accounting purpose, and, therefore, we are able to consolidate the financial results of Taizhou Suxuantang in our consolidated financial statements in accordance with U.S. GAAP.

Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries and variable interest entities are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements because they have not been tested in a court of law. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements may not be effective in providing control over our variable interest entities. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations.

Through our subsidiaries and variable interest entities in China, we are an innovative pharmaceutical company based in China that focuses on the research, development, manufacture, marketing and sales of TCMP. TCMP is a type of Chinese Traditional Medicine (“TCM”) products that has been widely accepted by Chinese people for thousands of years. Throughout the decades of years, TCMP products’ origin, identification, prepared process, quality standard, indication, dosage and administration, precautions, and storage have been well documented, listed and specified in “China Pharmacopoeia” a state-governmental issued guidance on manufacturing TCMP. In recent years, TCMP industry enjoyed more rapid growth than any other segments of the pharmaceutical industry primarily due to the favorable government policies for the TCMP industry. Because of the favorable government policies, TCMP products do not have to go through rigorous clinical trials before commercialization. We currently sell three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP. Although all of our TCMP products are generic TCMP drugs and we did not change the medical effects of these products in any significant way, these products are innovative in terms of their unconventional administration. The complexity of the manufacturing process is what differentiates these types of products. Advanced TCMP typically has the highest quality because it requires specialized equipment and prepared processes to manufacture and has to go through more manufacturing steps to produce than Fine TCMP and Regular TCMP. Fine TCMP is also manufactured with more refined ingredients than Regular TCMP.

As of the date of this registration statement, we have developed and introduced a diverse range of products, which include 11 Advanced TCMPs that have been produced and marketed, 5 Fine TCMPs, 200 Regular TCMPs, and 200 raw medicinal materials. For the fiscal year ended March 31, 2026, Advanced TCMP accounted for 4.35% of the total revenue, whereas Regular TCMP contributed 95.02% of the total revenue, and other products made up the remaining 0.63% of total revenue, respectively. For the fiscal year ended March 31, 2025, Advanced TCMP accounted for 14.8% of the total revenue, whereas Regular TCMP contributed 82.9% of the total revenue, respectively. For the fiscal year ended March 31, 2024, Advanced TCMP accounted for 49.1% of the total revenue, whereas Regular TCMP contributed 49.0% of the total revenue, respectively. Our Advanced TCMP includes 11 products, which can be further divided into 7 Directly-Oral-TCMP products, and 4 After-Soaking-Oral-TCMP products. Directly-Oral-TCMP, as the name suggests, has the advantage of being taken orally. After-Soak-Oral TCMP comes as a small, porous, sealed bag that can be immersed in boiling water to make an infusion. Our major Directly-Oral-TCMP are SanQiFen, CuYanHuSuo, XiaTianWu and LuXueJing; our major After-Soaking-Oral-TCMP are ChenXiang, SuMu, ChaoSuanZaoRen, and JiangXiang.

Taizhou Suxuantang, the VIE entity, was founded in 2005. Our revenues decreased from $1,740,907 in fiscal year ended March 31, 2025 to $1,138,052 in fiscal year ended March 31, 2026, representing a decrease of 35%. Our net loss decreased from $3,303,652 in fiscal year ended March 31, 2025 to $6,205,085 in fiscal year ended March 31, 2026, representing a decrease of 88% of net loss during this period. Our revenues decreased from $1,928,497 in fiscal year ended March 31, 2024 to $1,740,907 in fiscal year ended March 31, 2025, representing a decrease of 10%. Our net loss decreased from $3,098,532 in fiscal year ended March 31, 2024 to $2,297,600 in fiscal year ended March 31, 2025, representing a decrease of 26% of net loss during this period.

As of the date of this registration statement, we own 12 Chinese registered trademarks related to our brand “Suxuantang.” In the near future, we plan to increase our efforts in cooperation with universities, research institutes, and R&D agents on joint R&D projects involving TCMP processing methods and quality standard, as well as the training of our researchers.

We have been focusing on the research and development of new Advanced TCMP products. As of the date of this prospectus, there are four invention patent applications that have been submitted to the State Intellectual Property Office of PRC and are under the substantive examination stages.

Our major customers are hospitals, especially TCM hospitals, primarily in the Jiangsu province in China. Another substantial part of our sales is made to pharmaceutical distributors, which then sell our products to hospitals and other healthcare distributors. As of March 31, 2026, our end-customer base includes 46 pharmaceutical companies, 11 chain pharmacies and 12 hospitals in 5 provinces and municipalities in China including Jiangsu, Anhui, Jiangxi, Guangdong and Hubei.

Corporate Information

Our principal executive offices are located at 178 Taidong Rd North, Taizhou, Jiangsu, PRC, and our phone number is +86-523-8629-8290. We maintain a corporate website at www.sxtchina.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

THE OFFERING

Issuer	China SXT Pharmaceuticals, Inc.

Securities being registered for resale by the Selling Shareholder	157,500,000 Class A Ordinary Shares potentially issuable by us to the Selling Shareholder.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholder may determine. See “Plan of Distribution.”

Use of proceeds

The Selling Shareholder will receive all of the net proceeds from the sale of any Class A Ordinary Shares offered by it under this prospectus.

We will pay all costs, fees and expenses incurred in connection with the registration of the Class A Ordinary Shares covered by this prospectus. See “Use of Proceeds.”

Market for our Class A Ordinary Shares	Our Class A Ordinary Shares are listed on Nasdaq Capital Market under the trading symbols “SXTC.”

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

Investing in our Class A Shares is highly speculative and involves a significant degree of risk. In addition to the risks set forth below, you should carefully consider the risks described under “Item 3. Key Information — D. Risk Factors” in the 2026 Annual Report, which is incorporated by reference herein. Such risks are not exhaustive, before making an investment in our Company. The risks discussed therein could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described elsewhere in this prospectus.

Risks Related to this Offering

The offering could significantly dilute the equity interests of our existing shareholders.

The Securities Purchase Agreement allows for the issuance of a large number of Class A Shares potentially issuable to the Selling Shareholder in satisfaction of Pre-Paid Purchase balances outstanding from time to time. These issuances would substantially increase the total number of our outstanding Class A Ordinary Shares. If the total number of outstanding Class A Ordinary Shares increases significantly following the new issuances, the percentage ownership of current shareholders will decline proportionally.

This dilution could not only reduce the voting power of individual shareholders but also impact their economic interest in the Company. Furthermore, as the total pool of shares expands, the market value attributed to each Class A Ordinary Share could decline, resulting in a decrease in the overall value of shareholders’ investments. The effect of this dilution may be exacerbated if future transactions further increase share issuances, such as additional Pre-Paid Purchases or subsequent financing efforts.

We may not maintain the listing of our Class A Ordinary Shares on the Nasdaq which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

We list our Class A Ordinary Shares on the Nasdaq. In order to continue listing our shares on the Nasdaq, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on the Nasdaq in the future.

If the Nasdaq delists our Class A Ordinary Shares and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Class A Ordinary Shares;

(b)	reduced liquidity for our Class A Ordinary Shares;

(c)	a determination that our Class A Ordinary Shares are “penny stock”, which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

(d)	a limited amount of news and analyst coverage; and

(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares are listed on the Nasdaq, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the Nasdaq, we would be subject to regulations in each state in which we offer our shares.

The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company with relatively small public float, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Asia that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares. Volatility or a lack of positive performance in our Class A Ordinary Shares price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A Ordinary Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition to the risks addressed above in “— The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors,” our Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we have relatively small public floats. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our Class A Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares and understand the value thereof.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we would have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Ordinary Shares offered by this prospectus. The Selling Shareholder will receive all of the proceeds.

We will pay all costs, fees and expenses incurred in connection with the registration of the Class A Ordinary Shares covered by this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our capital stock (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association (“M&A”) and by the applicable provisions of British Virgin Islands law.

Our authorized shares consist of unlimited Class A Ordinary Shares and Class B Ordinary Shares, no par value each. As of the date of this prospectus, there are 1,321,418 Class A Ordinary Shares issued and outstanding.

As of the date of this prospectus, there are no outstanding warrants to purchase Class A Ordinary Shares.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our M&A, which was filed previously with the SEC, and applicable provisions of British Virgin Islands law.

M&A

The following discussion describes our M&A:

Objects and Purposes, Register, and Shareholders. Subject to the BVI Business Companies Act (As Revised)(the “BVI Act”) and our M&A, our objects and purposes are unlimited other than any object not prohibited by the BVI Act or any other law of the British Virgin Islands. Our register of members is maintained by our transfer agent and registrar, Transhare Corporation. The entry of the name of a person in the register of members as a holder of a share in a BVI company is prima facie evidence that legal title in the share vests in that person. Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any modifications or limitations in a company’s M&A, a company’s business and affairs are managed by, or under the direction or supervision of, its directors; and directors generally have all powers necessary to manage a company. A Director or alternate Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director; provided a Director or alternate Director or his firm shall not act as an Auditor of the Company. An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a resolution of Directors or a committee of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by a simple majority of the Directors or a simple majority of the members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Directors.

Rights, Preferences and Restrictions of Shares. Each Class A Ordinary Share shall (in addition and subject to any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for elsewhere in our M&A): (a) have the right to one vote per Class A Ordinary Share on any Resolution of Shareholders (as defined in our M&A); (b) have equal rights with regard to dividends; and (c) have equal rights with regard to distributions of the surplus assets of the Company. Each Class B Ordinary Share shall (in addition and subject to any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for elsewhere in our M&A): (a) have the right to fifty (50) votes per Class B Ordinary Share on any Resolution of Shareholders (as defined in our M&A); (b) have equal rights with regard to dividends; and (c) have equal rights with regard to distributions of the surplus assets of the Company. The Company may by a Resolution of Directors (as defined in our M&A) or Resolution of Shareholders (as defined in our M&A): (a) divide the Shares, including issued Shares, of a Class or Series into a larger number of Shares of the same Class or Series; or (b) combine the Shares, including issued Shares, of a Class or Series into a smaller number of Shares of the same Class or Series, provided, however, that where Shares with a par value are divided or combined under (a) or (b) of this Article, the aggregate par value of the new Shares must be equal to the aggregate par value of the original Shares. Subject to any limitations or procedures imposed by the BVI Act, our M&A, including the Solvency Test means the solvency test prescribed by Section 56 of the BVI Act and as set out in our M&A where applicable, the Company may purchase, redeem or otherwise acquire and hold its own Shares in such manner and upon such other terms as the Directors may agree with the relevant Shareholder(s) save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the BVI Act or any other provision in our M&A to purchase, redeem or otherwise acquire the Shares without their consent.

In accordance with the BVI Act:

(i) a company may purchase, redeem or otherwise acquire its own shares in accordance with either (a) Sections 60, 61 and 62 of the BVI Act (save to the extent that those Sections are negated, modified or inconsistent with provisions for the purchase, redemption or acquisition of its own shares specified in a company’s M&A); or (b) such other provisions for the purchase, redemption or acquisition of its own shares as may be specified in a company’s M&A;

(ii) where a company may purchase, redeem or otherwise acquire its own shares otherwise than in accordance with Sections 60, 61 and 62 of the BVI Act, it may not purchase, redeem or otherwise acquire the shares without the consent of the shareholder whose shares are to be purchased, redeemed or otherwise acquired, unless a company is permitted by its M&A to purchase, redeem or otherwise acquire the shares without that consent; and

(iii) unless the shares are held as treasury shares in accordance with Section 64 of the BVI Act, any shares acquired by the Company are deemed to be cancelled immediately on purchase, redemption or other acquisition. Shares acquired by the Company that are not cancelled shall be held as treasury shares in accordance with Section 64 of the BVI Act.

Variation of the Rights of Shareholders. If at any time the Company is authorised to issue Shares of different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least one third of the issued Shares of that class or with the sanction of a resolution passed at a meeting of the holders of such class of Shares by the holder or holders of at least one third of such Shares present in person or by proxy at such meeting. To the extent not inconsistent with this paragraph, the provisions of the Articles of Association of the Company (“Articles”) relating to meetings of Shareholders shall apply to every such meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

Shareholder Meetings. In accordance with, and subject to, our M&A, (a) the Directors may, whenever they think fit, convene a meeting of Shareholders. An annual general meeting of the Company shall be held at such date and time as may be determined by the directors; (b) shareholders’ meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at a meeting of the Shareholders on the matter for which the meeting is being requested holding at least thirty percent (or such lesser percentage that may be accepted by the directors in their absolute discretion) of outstanding Shares entitled to vote in the Company deposited at the Company’s registered office specifying the objects of the meeting for a date no later than twenty-one days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than forty-five days after the date of such deposit, the requisitionists themselves may convene the Shareholders’ meeting in the same manner, as nearly as possible, as that in which Shareholders’ meetings may be convened by the Directors, and all reasonable expenses. For the avoidance of doubt, in accordance with the Act the directors are not able to affix a greater percentage requirement for the purposes of a requisition of a Shareholder meeting; (c) if at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at meetings of the Shareholders of the Company may convene a Shareholders’ meeting in the same manner as nearly as possible as that in which Shareholders’ meetings may be convened by the Directors; (d) at least seven days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business to be considered at the meeting, shall be given in the manner hereinafter provided to such persons as are, under these Articles, entitled to receive such notices from the Company and (e) a meeting of Shareholders held in contravention of the notice requirements set out above is valid if Shareholders holding not less than a ninety percent majority of the: (a) total number of Shares entitled to vote on all matters to be considered at the meeting; or (b) votes of each class of Shares where Shareholders are entitled to vote thereon as a Class together with not less than an absolute majority of the remaining votes, have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute a waiver.

Dividends. Subject to the BVI Act and our M&A, the Company may, from time to time, by a Resolution of Directors authorise a Distribution (as defined in our M&A) by the Company at such time, and of such amount, to any Shareholders, as it thinks fit if they are satisfied, on reasonable grounds, that immediately after the Distribution, the Company satisfies the following solvency test: (a) the value of the Company’s assets will exceed its liabilities; and (b) the Company will be able to pay its debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for Shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not (except as otherwise provided in our M&A) required to pay dividends under BVI law. In accordance with, and subject to, our M&A, no dividend shall bear interest as against the Company (except as otherwise provided in our M&A).

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares. Subject to any applicable restrictions or limitations arising pursuant to (i) our M&A; or (ii) the BVI Act, Shares are transferred by a written instrument of transfer, PROVIDED HOWEVER, where Shares are listed on a Designated Stock Exchange (as defined in our M&A), the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the Designated Stock Exchange and subject to our M&A and the BVI Act and any regulations thereunder. Every instrument of transfer shall be provided to the Company by sending it to its registered office for registration, accompanied by the certificate (if any) covering the Shares to be transferred and such other evidence as the Directors may require to prove the title of the transferor to, or his right to transfer, the Shares. The instrument of transfer of any Share (which need not be under seal) shall be signed by or on behalf of the transferor and, unless the Share is fully paid up or the transferee otherwise consents or agrees thereto, by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof. Subject to such of the restrictions of the Articles as may be applicable, any Shareholder may transfer all or any of his Shares by instrument in writing in any usual or common form or any other form which the Directors may approve. Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled and shall forthwith be cancelled accordingly and a new certificate shall be issued without charge to the transferee in respect of the Shares transferred to him, and if any of the Shares included in the certificate so given up shall be retained by the transferor a new certificate in respect thereof shall be issued to him without charge. The Directors may, in their absolute discretion and without assigning any reason therefor, refuse to register any transfer of any Share, whether or not it is a fully paid up Share as to issue price. Without limitation, the Directors may decline to recognise any instrument of transfer if: (a) the instrument of transfer is not accompanied by the certificate covering Shares to which it relates, and/or such other evidence as the Directors may require to prove the title of the transferor to, or his right to transfer, the Shares; or (b) the instrument of transfer is in respect of more than one class of Share.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholder, from time to time, of up to an aggregate of 157,500,000 Class A Ordinary Shares potentially issuable to the Selling Shareholder in satisfaction of pre-paid purchase balances outstanding from time to time under the Securities Purchase Agreement, subject to a beneficial ownership limitation equal to 9.99% of the Class A Ordinary Shares outstanding from time to time. The Offering was not registered under the Securities Act in reliance on an exemption from registration under Regulation D, promulgated thereunder, and we did not engage in any general solicitation in connection with such Offering.

The Class A Ordinary Shares beneficially owned by the Selling Shareholder are being registered to permit public resale of these securities, and the Selling Shareholder may offer these shares for resale from time to time as described in the “Plan of Distribution.”

The following table sets forth the names of the Selling Shareholder, the number of Class A Ordinary Shares owned beneficially by the Selling Shareholder as of June 30, 2026, and the number of shares that may be offered for resale by the Selling Shareholder from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in the interest of the Selling Shareholder.

The Selling Shareholder may decide to sell all, some, or none of the Class A Ordinary Shares listed below. We currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of Class A Ordinary Shares that the Selling Shareholder will hold in the future.

For the purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Class A Ordinary Shares outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 1,321,418 Class A Ordinary Shares.

	Class A Ordinary Shares Prior to the Resale (1)			Class A	Class A Ordinary Shares Beneficially Owned After Resale (2) Beneficially Owned After Resale
Selling Shareholder	Number	Percentage of Class A Share	Percentage of Shares	Shares Offered for Resale	Number	Percentage of Class A Shares	Percentage of Shares
Smart Mart Limited(3)	-	-	-	157,500,000	-	-	-

(1)	Because the Selling Shareholder may offer all or some of the Class A Ordinary Shares that it holds in the Offering contemplated by this prospectus, (b) the Offering of Class A Ordinary Shares is not being underwritten on a firm commitment basis, and (c) the Selling Shareholder could purchase additional Class A Ordinary Shares from time to time, no estimate can be given as to the number of shares or percent of our Class A Ordinary Shares that will be held by the Selling Shareholder upon termination of the Offering.

(2)	Assumes the sale of all of the Class A Ordinary Shares (being offered pursuant to this prospectus) to third parties, if any.

(3)	Smart Mart Limited can purchase and resell up to 157,500,000 Class A Ordinary Shares, representing the quotient of $31,500,000 aggregate principal amount divided by the $0.20 floor price, pursuant to the Securities Purchase Agreement. The number of Class A Ordinary Shares that may actually be acquired by the Selling Shareholder pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitation that we shall not effect the issuance of shares that would cause the Selling Shareholder to beneficially own a number of Class A Ordinary Shares exceeding 9.99% of the number of Class A Ordinary Shares outstanding on such date, as set forth in the Securities Purchase Agreement. Wong Soon Kong is the sole shareholder of Smart Mart Limited and has voting and dispositive power over securities held by Smart Mart Limited. The business address of Smart Mart Limited and Wong Soon Kong is Unit 225-22, 2/F, Mega cube, 8 Wang Kwong Road, Kowloon Bay, Hong Kong.

PLAN OF DISTRIBUTION

The Class A Ordinary Shares covered by this prospectus may, subject to the M&A and the Act, be offered and sold from time to time by the Selling Shareholder. The term “Selling Shareholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Shareholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Shareholder will decrease as and when it effect any such transfers. The plan of distribution for the Selling Shareholder’s shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholder hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Shareholder of the Class A Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Class A Ordinary Shares.

The Selling Shareholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholder may also make sales in negotiated transactions. The Selling Shareholder may, subject to the M&A and the Act, offer its shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the Nasdaq Capital Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition to the foregoing methods, the Selling Shareholder may, subject to the M&A and the Act, offer its shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Shareholder may, subject to the M&A and the Act, also transfer, donate or assign its shares to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. A Selling Shareholder or its successors in interest may, subject to the M&A and the Act, from time to time pledge or grant a security interest in some or all of the Class A Ordinary Shares, and if the Selling Shareholder default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.

The Selling Shareholder may also sell its shares pursuant to Rule 144 under the Securities Act, provided the Selling Shareholder meets the criteria and conforms to the requirements of such rule, the M&A and the Act.

The Selling Shareholder may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on its behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the Class A Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Shareholder, can presently estimate the amount of that compensation. If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of the Selling Shareholder and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Shareholder and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the M&A, the Act and the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholder and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Shareholder, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholder, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that the Selling Shareholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its Class A Ordinary Shares.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Loeb & Loeb LLP to the extent governed by the laws of the State of New York, and by Appleby to the extent governed by the laws of the British Virgin Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended March 31, 2024 have been audited by ZH CPA, LLC, and the year ended March 31, 2025 and 2026 have been audited by Enrome LLP, which are independent registered public accounting firms, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL INFORMATION

The financial statements for the fiscal years ended March 31, 2026, March 31, 2025 and March 31, 2024 are included in our 2026 Annual Report on Form 20-F, which are incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission (the “SEC”). This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal years ended March 31, 2026, filed with the SEC on July 1, 2026;

(2)	the Company’s Current Report on Form 6-K filed with the SEC on April 9, 2026, May 4, 2026, June 1, 2026, July 6, 2026; July 24, 2026

(3)	the description of our Class A Ordinary Shares incorporated by reference on Form 6-K, filed with the Commission on July 29, 2025, and in our registration statement on Form 8-A, as amended (File No. 001-38773) filed with the Commission on December 26, 2018, including any amendment and report subsequently filed for the purpose of updating that description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 178 Taidong Rd North, Taizhou, Jiangsu, PRC, and our phone number is +86-523-8629-8290.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at www.sxtchina.com.. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands as a business company with liability limited by shares. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised that there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby has further advised us that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the British Virgin Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the British Virgin Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands, and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands. However, the British Virgin Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the British Virgin Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. On 20 June 2017, the Intermediate People’s Court in Wuhan (“IPCW”) became the first PRC court to recognize a US judgment. This judgment in combination with previous recent developments in the PRC (“China”) could have a significant effect on the way foreign judgments are treated by PRC courts, and make widespread recognition of foreign judgments possible in China.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHINA SXT PHARMACEUTICALS, INC.

157,500,000 Class A Ordinary Shares

PROSPECTUS

________, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Our M&A provides that the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is a director of the Company or a party in a legal proceeding by reason of the fact that the person is or was a director of the Company. According to our M&A, the indemnity only applies if the person acts honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person has no reasonable cause to believe that his or her conduct was unlawful.

Item 9. Exhibits.

The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Exhibit Description
3.1	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 6-K (File No. 001-38773) filed on July 29, 2025)
5.1*	Opinion of Appleby
10.1**	Securities Purchase Agreement dated July 3, 2026 by and between the Company and Smart Mart Limited
10.2**	Placement Agency Agreement dated July 3, 2026 by and between the Company and Univest Securities, LLC
10.3*	Amendment to No.1 to Securities Purchase Agreement dated August 27, 2026 by and between the Company and Smart Mart Limited
23.1*	Consent of Enrome LLP
23.2*	Consent of ZH CPA, LLC
23.3*	Consent of Appleby (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
107**	Filing Fee Table

*	Filed herewith.

**	Previously filed.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taizhou, China, on the August 28, 2026.

CHINA SXT PHARMACEUTICALS, INC.

By:	/s/ Feng Zhou
	Name:	Feng Zhou
	Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Feng Zhou as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ Feng Zhou	Co-Chief Executive Officer	August 28, 2026
Feng Zhou

/s/ Simon Lim Sze Beng	Co-Chief Executive Officer	August 28, 2026
Simon Lim Sze Beng

/s/ Xiaodong Pan	Chief Financial Officer	August 28, 2026
Xiaodong Pan

/s/ Tong Liu	Director	August 28, 2026
Tong Liu

/s/ Jun Zheng	Director	August 28, 2026
Jun Zheng

/s/ Xiaodong Ji	Director	August 28, 2026
Xiaodong Ji

/s/ Yong Lip Chee	Director	August 28, 2026
Yong Lip Chee

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, DE on August 28, 2026.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director